Exhibit 99.1

Solidifying Our Future as a World-Class Spine Organization

Dear Colleagues,

With the filing of our 2019 Form 10-K, the completion of our previously announced financial statement restatements and the issuing of our preliminary proxy statement this week, we now look forward to the shareholder meeting on July 15 to gain approval to complete the sale of the OEM business. We are also working hard toward the separation of the businesses with key internal functional teams developing business-critical work plans to ensure day one readiness for Spine and OEM.

Turning our focus to RTI beyond the completion of the OEM transaction, we are preparing for a future as a standalone global spine business. Over the last five years, our U.S. spine business has been one of the fastest growing in the industry, tripling in size to enter the top 10 in the domestic Spine market. Fueled by an investment in scale and differentiation, we have added four high-growth, high-margin product platforms with coflex, SImmetry, ViBone and Fortilink with TETRAfuse 3D Technology, and initiated a new product development cadence with our worldwide product plan (WWPP). We also focused our international business under Enrico Sangiorgio entirely on spine. As a standalone entity, I am confident we will remain a leading partner of choice for independent surgeons and distributors with our clinically differentiated innovation, our channel effectiveness, and a strong team under Terry Rich, President, Global Spine.

Today, I am excited to announce the continuation of that growth trajectory by welcoming a trio of well-respected industry veterans to strengthen our spine leadership team. These leaders, who begin with RTI on June 15 and will report to Terry, will help ensure our teams have the foundational elements on day one to be a pure-play spine company focused on accelerating innovation, advancing care and improving outcomes.

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Scott Durall will join in a newly created Chief Commercial Officer role. Scott has more than 30 years of experience as a medical device sales and commercial leader. His extensive track record in driving growth, improving surgeon engagement and managing national accounts will help further commercialize RTI’s sales channels in the U.S. Scott comes to us from Earlens, where he was Executive Vice President of Sales. Previously, he spent 10 years at NuVasive serving as Executive Vice President of Strategic Sales and Operations, Vice President of Commercial Strategy and Area Sales Vice President. Scott began his medical device career with U.S. Surgical Corporation and progressed to Sales Director, and then spent 10 years with Boston Scientific as an accomplished leader in corporate sales. Scott holds a Bachelor of Business Administration in Marketing from the University of Kentucky.

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Bryan Cornwall will join as Executive Vice President, Research and Clinical Affairs, overseeing Quality, Regulatory and Clinical. Bryan has more than 25 years of clinical operations and research experience in the medical device industry and comes to us from the University of San Diego’s Shiley-Marcos School of Engineering, where he was an Associate Professor of Mechanical Engineering. His experience driving innovation through scientific competence within the spine industry, combined with his strong surgeon relationships, will aid the continued development of RTI’s global portfolio’s clinical differentiation. He is well-published with more than 24 peer-reviewed publications, 24 U.S. patents and eight book chapters. Bryan held numerous roles during his 12-plus year tenure at NuVasive, including President SOLAS & NSF, Senior Vice President of Clinical Operations & Research, Senior Vice President Research & Clinical Resources, and Vice President of R&D, as well as research & development roles at MacroPore Biosurgery and DePuy-ACE. He holds a Bachelor of Applied Science in Mechanical Engineering, a Master of Applied Science in Material Science, and a PhD in Mechanical Engineering, specializing in Orthopaedic Biomechanics, from Queen’s University in Kingston, Ontario, Canada. He also has an MBA from the Rady School of Management at the University of California, San Diego.

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Renu Menezes will join as the Executive Vice President of Human Resources. With more than 25 years of national and international HR experience in a broad range of industries, including biotechnology, IT services, and consulting services, her diverse background and ability to understand the needs of an organization and its people have enabled her to successfully help companies grow and foster a positive work culture – which will be critical for our spine business as it becomes a standalone entity. She comes to us from Dart Neuroscience where she was the Head of HR for over eight years. She has also held HR leadership roles at Helicon Therapeutics and Triad Data. Renu has her Master of Science in Human Resource Development and Bachelor of Science in Business Administration from Indiana State University.

As we welcome our new leaders, Scott, Bryan and Renu, I want to thank two members of the RTI Leadership Team who will be transitioning to the next phases in their professional journeys upon close of the OEM transaction: Tony Lemus, Vice President of Global R&D, Clinical and Regulatory, and Paul Montague, VP of Human Resources and Employee Communications. Both Tony and Paul have been instrumental in getting us to this point in our strategic transformation and will work closely with Bryan and Renu on their respective onboardings. Tony has helped us set up our existing Clinical structure, focus Regulatory Affairs on catching up to meet a number of global regulations across our portfolio, establish the current R&D structure/roadmap, and simplify the product development process. Paul has worked to simplify RTI’s organizational structure, roll out our franchise approach, create our leadership and professional development tracks, enhance the performance management process and make HR a functional partner to the business. Tony and Paul both see strong potential for what lies ahead for the OEM and Spine businesses and fully endorse each of the new leaders coming on board.

Let me take this opportunity to acknowledge two other leaders who will be transitioning to part-time consultants for the company at the end of June: Marc Viscogliosi and Dr. Fran Magee. Last fall, I asked Marc to lead our U.S. spine commercial teams after the departure of Tom Popeck, and we cannot thank him enough for his contributions to the sustained success of our business with his focus on communication and accountability. He built strong momentum around our spine business by jumpstarting surgeon engagement, setting and hitting aggressive sales targets and building sales, marketing and functional excellence to enable flawless execution. I had also asked Fran to home in on our 2020 spine hardware product development pipeline. Fran has been a great catalyst in accelerating our product innovation and driving product specifications based on clinical use. Fran has led the development of Fortilink-Ti and the next generation of sacroiliac (SI) decortication in collaborating among multiple partners from design and manufacturing to clinical and regulatory. We are glad to still be able to rely on their expertise and know-how.

As we move to the next phase of our journey, I am extremely proud of the tremendous progress we have made together to drive operational excellence, reduce complexity and accelerate growth. We are all undergoing a significant amount of change, but I remain confident in the roadmaps for Spine and OEM as we move forward as separate businesses. Most importantly, the moves that we are taking to separate the businesses have always been guided by continuing the acceleration of growth phase for both Spine and OEM. This is something we could not simply do by keeping them together. At the close of the transaction, OEM will have a new owner to help the business grow and engage new customers, and Spine will have the resources and strong leadership to enhance its top-ten position.

I want to thank you all for your hard work and dedication. The opportunities we have created for these businesses are opportunities we have created together as one RTI team. Great opportunities lie ahead for us all.

Sincerely,

Camille